Exhibit 10.19

Kopin Taiwan Corporation (KTC)

No. 2-1, Li-Hsin Road, Hsinchu Science Park, Hsinchu 300, Taiwan, R.O.C.

Tel: 886-3-579-8181         Fax: 886-3-578-8865

July 21, 2009

Kopin Corporation

695 Myles Standish Blvd.

Taunton, MA 02780

U.S.A.

Dear Sir/Madam,

According to the meeting resolution of the Board of Directors of Kopin Taiwan Corporation (KTC) dated on May 21, 2009, KTC will raise additional funds of NT$200 million dollars by issuing 20,000,000 shares at NT$10 per share, for purchasing equipment, reimbursing loan and providing working capital to expand KTC’s business needs.

Moreover, per Article 267 of Company Law of the Republic of China, KTC shall reserve 10% of the new shares which is equivalent to 2,000,000 shares for subscription by employees of the company. Except those reserved, 90% of the new shares which is equivalent to 18,000,000 shares will be in proportion respectively to the original shareholding to subscribe for, with preemptive right. New shares left unsubscribed by original shareholders and employees of KTC up to July 20, 2009 will be open for subscription by specific person or persons through negotiation.

As of July 20, 2009, the subscribed shares and amount by original shareholders and employees of KTC are 427,532 shares and 4,275,320 NT dollars. Therefore, KTC would like to propose to allocate all the remaining 19,572,468 shares to Kopin Corp. to complete the recapitalization.

To subscribe your allotted shares, you could remit the subscription payment on July 24, 2009.

The details of your allotted subscription are as follows:

The original number of shareholding: 1,568,762 shares

New shares left unsubscribed: 19,572,468 shares

The number of shares can be subscribed: 19,572,468 shares

The price of each share: NT$10

The total subscribed amount: NT$195,724,680

The name and address of bank to collect payment on shares on behalf of the company:

Payee:	Kopin Taiwan Corporation
Bank Name:	Chang Hwa Commercial Bank, Ltd. Hsinchu Science-Based Industrial Park Branch
Bank Address:	2F Joint Service Building No. 5, Industry E. Road Vi, Science-Based Industrial Park, Hsinchu, Taiwan, R.O.C.
Swift #:	CCBCTWTP575
A/C #:	5758-22-598909-00

Your attention on this matter is highly appreciated. Should you have any question, please do not hesitate to contact us.

Yours very truly,

/s/ Chi Hsieh
Chi Hsieh Chairman of the Board